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Exhibit 16

Office of the Chief Accountant
Securities and Exchange Commission
450 Fifth Street, N.W.
Washington, D.C. 20549

May 22, 2002

Dear Sir / Madam:

We have read paragraphs (a)(i) through (a)(v) of Item 4 included in the Form 8-K dated May 22, 2002, of Station Casinos, Inc. to be filed with the Securities and Exchange Commission and are in agreement with the statements contained therein.

Very truly yours,

ARTHUR ANDERSEN LLP

Copy to:	Glenn C. Christenson Executive Vice President, Chief Financial Officer, Chief Administrative Officer and Treasurer Station Casinos, Inc.

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  Exhibit 16